EXHIBIT 10.1
                                                                    ------------



                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               MRO SOFTWARE, INC.,

                            CAPRI ACQUISITION CORP.,

                               MAINCONTROL, INC.,

                  SHAI BEILIS, AS SHAREHOLDERS' REPRESENTATIVE

                                       AND

                                  ALEX PINCHEV

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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE 1


                                   DEFINITIONS

1.1   Certain Matters of Construction..........................................2
1.2   Cross References.........................................................2
1.3   Certain Definitions......................................................4
      1.3.1   Affiliate........................................................4
      1.3.2   COBRA............................................................4
      1.3.3   Commercial Software..............................................4
      1.3.4   Company Leases...................................................4
      1.3.5   Company Material Adverse Effect..................................4
      1.3.6   Control..........................................................4
      1.3.7   End-User Licenses................................................4
      1.3.8   Environmental Claim..............................................4
      1.3.9   Environmental Laws...............................................5
      1.3.10   ERISA...........................................................5
      1.3.11   ERISA Affiliate.................................................5
      1.3.12   Exchange Act....................................................5
      1.3.13   Joint Venture...................................................5
      1.3.14   Materials of Environmental Concern..............................5
      1.3.15   Merger Consideration............................................5
      1.3.16   Parent Material Adverse Effect..................................5
      1.3.17   Permitted Encumbrances..........................................6
      1.3.18   Person..........................................................6
      1.3.19   SEC.............................................................6
      1.3.20   Securities Act..................................................6
      1.3.21   Subsidiary......................................................6


                                    ARTICLE 2

                                   THE MERGER

2.1   Procedure for the Merger.................................................6
2.2   Surviving Corporation....................................................6
      2.2.1   Corporate Existence..............................................6
      2.2.2   Certificate of Incorporation and Bylaws..........................6
      2.2.3   Officers and Directors...........................................7
      2.2.4   Effect of the Merger.............................................7
      2.2.5   Additional Actions...............................................7
2.3   Conversion of Stock......................................................8
      2.3.1   Stock of the Company.............................................8

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      2.3.2   Stock of Merger Sub..............................................8
      2.3.3  Dissenting Shares.................................................8
      2.3.4  Procedure With Respect To Dissenting Shares.......................8
2.4   Fractional Shares; Minimum Shares........................................9
2.5   Issuance of Parent Stock.................................................9
2.6   Closing..................................................................9
2.7   Escrow Fund.............................................................10
2.8   Shareholders' Representative............................................11
2.9   Transfers of Ownership..................................................13


                                    ARTICLE 3

               JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND THE PRINCIPAL

3.1   Corporate Status of the Company.........................................14
3.2   Capital Stock...........................................................14
      3.2.1   Authorized Stock of the Company.................................14
      3.2.2   Options and Convertible Securities of the Company...............14
      3.2.3   Waiver of Redemption Rights.....................................14
3.3   Subsidiaries............................................................15
3.4   Certificate of Incorporation, Bylaws, Directors and Officers............15
3.5   Authority for Agreement; Noncontravention...............................15
      3.5.1   Authority.......................................................15
      3.5.2   No Conflict.....................................................16
3.6   Financial Statements....................................................16
3.7   Absence of Material Adverse Changes and Undisclosed Liabilities.........17
      3.7.1   Changes.........................................................17
      3.7.2   Liabilities.....................................................18
3.8   Compliance with Applicable Law, Certificate and Bylaws..................18
3.9   Litigation and Audits...................................................18
3.10  Tax Matters.............................................................19
      3.10.1   Filing of Returns..............................................19
      3.10.2   Payment of Taxes...............................................19
      3.10.3   Withholding....................................................19
      3.10.4   Assessments....................................................19
      3.10.5   Elections and Consents.........................................19
      3.10.6   Certain Payments...............................................19
      3.10.7   Access to Returns..............................................19
      3.10.8   Definition of Taxes............................................20
3.11  Employee Benefit Plans..................................................20
      3.11.1   List of Plans..................................................20
      3.11.2   ERISA..........................................................20
      3.11.3   Plan Determinations............................................21
      3.11.4   Funding........................................................21
3.12  Employment-Related Matters..............................................22
      3.12.1   Labor Relations................................................22

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      3.12.2   Employee List..................................................22
3.13  Environmental...........................................................22
      3.13.1   Environmental Laws.............................................22
      3.13.2   Environmental Claims...........................................23
      3.13.3   No Basis for Claims............................................23
3.14  No Broker's or Finder's Fees............................................23
3.15  Assets Other Than Real Property.........................................23
      3.15.1   Title..........................................................23
      3.15.2   Condition......................................................23
3.16  Real Property...........................................................23
      3.16.1   Company Real Property..........................................23
      3.16.2   Company Leases.................................................23
3.17  Intellectual Property...................................................24
      3.17.1   Right to Intellectual Property.................................24
      3.17.2   List of Company Proprietary Rights.............................24
      3.17.3   Royalties......................................................25
      3.17.4   Licenses.......................................................25
      3.17.5   Status of Registrations........................................25
      3.17.6   No Conflict....................................................26
      3.17.7   Employee Agreements............................................26
3.18  Agreements, Contracts and Commitments...................................26
      3.18.1   Company Agreements.............................................26
      3.18.2   Validity.......................................................28
3.19  Insurance Contracts.....................................................28
3.20  Banking Relationships...................................................29
3.21  Suppliers, Distributors and Customers...................................29
3.22  Product Warranty........................................................29
3.23  Potential Conflicts of Interest.........................................29
3.24  Accounting System.......................................................30
3.25  Certain Matters.........................................................30
3.26  Full Disclosure.........................................................30


                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1   Corporate Status of Parent and Merger Sub...............................30
4.2   Capital Stock...........................................................30
      4.2.1   Authorized Stock of Parent......................................30
      4.2.2   Authorized Stock of Merger Sub..................................30
      4.2.3   Valid Issuance..................................................31
4.3   Authority for Agreement; Noncontravention...............................31
      4.3.1   Authority.......................................................31
      4.3.2   No Conflict.....................................................31
4.4   SEC Statements, Reports and Documents...................................31
4.5   No Undisclosed Liabilities..............................................32

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4.6   Absence of Changes......................................................32
4.7   Litigation and Audits...................................................32
4.8   Accounting System.........................................................
4.9   Full Disclosure.........................................................33
4.10  No Representation Regarding Tax Effects.................................33


                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

5.1   Expenses................................................................33
5.2   Non-Disclosure..........................................................33
5.3   Registration Agreement..................................................33
5.4   Employees...............................................................33
5.5   Transaction Bonus Agreements............................................34
5.6   Resignations............................................................36
5.7   Public Announcements....................................................36
5.8   Further Assurances......................................................36
5.9   Directors' and Officers' Insurance; Indemnification.....................36
5.10  Comerica Bank Line......................................................37
5.11  401 K   37
5.12  Taxable Transaction.....................................................37
5.13  Shareholder Approval....................................................37


                                    ARTICLE 6

                              CONDITIONS PRECEDENT

6.1   Conditions Precedent to the Obligations of Each Party...................37
      6.1.1   No Injunction...................................................37
      6.1.2   Illegality......................................................38
      6.1.3   Registration Agreement..........................................38
      6.1.4   Required Approvals; Recapitalization............................38
6.2   Conditions Precedent to Obligation of Parent and Merger Sub to
      Effect the Merger.......................................................38
      6.2.1   Legal Opinion...................................................38
      6.2.2   Closing Documents...............................................38
      6.2.3   Transaction Bonus Agreements....................................38
      6.2.4   Resignations....................................................38
      6.2.5   Third Party Consents............................................38
      6.2.6   Payment of Bank and Lease Line..................................38
      6.2.7   Dissenting Company Shareholders.................................39
      6.2.8   401 K...........................................................39
6.3   Conditions to Obligations of the Company and the Principal to
      Effect the Merger.......................................................39
      6.3.1   Legal Opinion...................................................39
      6.3.2   Registration Agreement..........................................39
      6.3.3   Payment of Cash Consideration...................................39

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      6.3.4   Acknowledgment of Tax Agreement.................................39
      6.3.5   Closing Documents...............................................39


                                    ARTICLE 7

                                   TERMINATION

7.1   Termination.............................................................39
7.2   Effect of Termination...................................................40


                                    ARTICLE 8

                  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

8.1   Agreement to Indemnify..................................................40
      8.1.1   Parent Claims...................................................40
      8.1.2   Benefit of Parent Group.........................................41
8.2   Survival................................................................41
8.3   Limitation of Shareholders' and Principal's Liability for Certain
      Parent Claims...........................................................41
8.4   Process of Indemnification for Parent Claims............................42
      8.4.1   Recovery by Parent..............................................42
      8.4.2   Third-Party Parent Claims.......................................42


                                    ARTICLE 9

                                  MISCELLANEOUS

9.1   Amendments and Supplements..............................................43
9.2   Waiver  43
9.3   Governing Law...........................................................43
9.4   Notice  43
9.5   Entire Agreement........................................................44
9.6   Binding Effect; Assignability...........................................45
9.7   Validity................................................................45
9.8   Prevailing Party........................................................45
9.9   Counterparts............................................................45






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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2002 (the "Agreement"), by and among (i) MRO SOFTWARE, INC., a Massachusetts corporation ("Parent"), (ii) CAPRI ACQUISITION CORP., a Delaware corporation and an indirect wholly owned third-tier subsidiary of Parent ("Merger Sub"), (iii) MAINCONTROL, INC., a Delaware corporation (the "Company"; Merger Sub and the Company being hereinafter sometimes referred to collectively as the "Constituent Corporations"), (iv) SHAI BEILIS, as agent for the Shareholders (the "Shareholders' Representative") and (v) ALEX PINCHEV (the "Principal").

                               W I T N E S S E T H

            WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement, which provides for the merger of Merger Sub with and into the Company (the "Merger") on the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law (the "Act");

            WHEREAS, the board of directors of the Company has recommended the approval and adoption of this Agreement to its shareholders;

            WHEREAS, Parent, Merger Sub, the Company and the Principal desire to make certain representations and warranties and other agreements in connection with the Merger;

            WHEREAS, the parties intend that the Merger should constitute a taxable transaction and should not qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, the Company intends to effect, prior to the Merger, a recapitalization pursuant to which (i) all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company will be converted into shares of Common Stock of the Company, (ii) the outstanding subordinated convertible notes of the Company (the "Subordinated Notes") in the aggregate principal amount plus accrued interest of approximately $12.7 million will be exchanged or converted into shares of Common Stock of the Company, and (iii) the Company will file a Certificate of Amendment to Certificate of Incorporation (the "Certificate of Amendment") to increase the number of authorized shares of Common Stock of the Company in order to accommodate the issuance of shares of Common Stock contemplated by (i) and (ii) above (collectively, the "Recapitalization").

            NOW, THEREFORE, Parent, Merger Sub, the Company, the Shareholders' Representative and the Principal hereby agree as follows:
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                                    ARTICLE 1

                                   DEFINITIONS

            1.1 CERTAIN MATTERS OF CONSTRUCTION. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

            1.2 CROSS REFERENCES. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

            TERM                                       DEFINITION

            Act                                        Preamble.
            Agreement                                  Preamble.
            Certificate of Amendment                   Preamble.
            Certificate of Merger                      Section 2.1.
            Charging Party                             Section 9.8.
            Closing                                    Section 2.6.
            Closing Date                               Section 2.6.
            Code                                       Preamble.
            Comerica Bank Line                         Section 5.10.
            Company                                    Preamble.
            Company Balance Sheet                      Section 3.6.
            Company Disclosure Schedule                Article 3.
            Company Financial Statements               Section 3.6.
            Company Insurance Contracts                Section 3.19.
            Company Leases                             Section 3.16.
            Company Proprietary Rights                 Section 3.17.1.
            Company Plans                              Section 3.11.1.
            Constituent Corporations                   Preamble.
            Defending Party                            Section 9.8.
            Dissenting Shareholder                     Section 2.3.3.
            Dissenting Shares                          Section 2.3.3.
            Earn Out Acceleration Event                Section 5.5.
            Earn Out Amount                            Section 5.5.
            Earn Out Period                            Section 5.5.
            Effective Time                             Section 2.1.
            Employee List                              Section 3.12.2.
            Encumbrances                               Section 3.15.1.
            Equitable Qualifications                   Section 3.5.1.
            Escrow Agent                               Section 2.7.
            Escrow Agreement                           Section 2.7.
            Escrow Cash                                Section 2.7.

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            Escrow Fund                                Section 2.7.
            Escrow Period                              Section 2.7
            Escrow Shares                              Section 2.7.
            Executives                                 Section 5.5
            Fraud Claims                               Section 8.1.1.
            GAAP                                       Section 3.6.
            General Escrow Fund                        Section 2.7.
            Governmental Entity                        Section 3.5.2.
            Indemnification Value                      Section 8.3.
            Liabilities                                Section 3.7.2.
            Management Escrow Portion                  Section 2.7
            Merger                                     Preamble
            Merger Sub                                 Preamble
            Merger Sub Stock                           Section 2.3.2.
            Non-Accredited Cash Portion                Section 2.7
            Non-Accredited Stockholder                 Section 2.4
            Parent                                     Preamble
            Parent Balance Sheet                       Section 4.4.
            Parent Claims                              Section 8.1.1.
            Parent Group                               Section 8.1.1.
            Parent Reports                             Section 4.4.
            Parent Stock                               Section 2.3.1.
            Parent Stock Value                         Section 2.4
            Permits                                    Section 3.8.
            Principal                                  Preamble
            PTO                                        Section 3.17
            Recapitalization                           Preamble
            Registration Agreement                     Section 5.3.
            Required Approvals                         Section 3.5.1
            Retained Employees                         Section 5.4
            Shareholders                               Section 2.3.1
            Shareholders' Representative               Preamble
            Section 3.25 Escrow Account                Section 2.7.
            Section 3.25 Escrow Period                 Section 2.7.
            Subordinated Notes                         Preamble
            Surviving Corporation                      Section 2.1.
            Tail Policy                                Section 5.9
            Tax Claims                                 Section 8.1.1.
            Taxes                                      Section 3.10.8.
            Termination Date                           Section 7.1.
            Transaction Bonus Agreements               Section 5.5.
            Transaction Bonus Amount                   Section 5.5.
            Transaction Bonus Plan                     Section 5.5.
            Third-Party Parent Claims                  Section 8.4.2.

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            1.3 CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  1.3.1 AFFILIATE: with respect to any Person, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

                  1.3.2 COBRA: the provisions of Section 4980B of the Code and
                  Part 6 of Title I of ERISA.

                  1.3.3 COMMERCIAL SOFTWARE: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer or the developer which have been licensed to the Company pursuant to End-User Licenses and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop any of the Company's products and related technology and know-how.

                  1.3.4 COMPANY LEASES: each lease, sublease, license or other agreement under which the Company uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $25,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which would have a Company Material Adverse Effect.

                  1.3.5 COMPANY MATERIAL ADVERSE EFFECT: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of the Company and its Subsidiaries considered on a consolidated basis. Notwithstanding the foregoing, none of the following shall, in and of itself, be deemed to constitute a "material adverse change" for purposes of this paragraph: (a) any change attributable to or arising out of general economic conditions, or (b) any change that generally affects the industries in which the Company operates and that is not specifically related to, and does not have a materially disproportionate effect (relative to other industry participants) on, the Company.

                  1.3.6 CONTROL: (including with correlative meaning, Controlled by and under common Control with) as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  1.3.7 END-USER LICENSES: any object code licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

                  1.3.8 ENVIRONMENTAL CLAIM: any notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages,

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                  personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or any of its Affiliates or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  1.3.9 ENVIRONMENTAL LAWS: any and all statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

                  1.3.10 ERISA: the Employee Retirement Income Security Act of 1974, as amended.

                  1.3.11 ERISA AFFILIATE: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common Control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

                  1.3.12 EXCHANGE ACT: the Securities Exchange Act of 1934, as amended.

                  1.3.13 JOINT VENTURE: Value Solution Software GmbH & Co. KG.

                  1.3.14 MATERIALS OF ENVIRONMENTAL CONCERN: petroleum and its by-products and all substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

                  1.3.15 MERGER CONSIDERATION: the following which is receivable by a holder of capital stock of the Company (after giving effect to the Recapitalization): (i) the shares of Parent Common Stock (other than Escrow Shares) issuable to such holder in accordance with Section 2.5 upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (ii) the rights of such holder with respect to the Escrow Fund held by the Escrow Agent on behalf of such holder and (iii) the right, if any, of such holder to receive cash, whether in lieu of fractional shares of Parent Common Stock or otherwise, in accordance with
                  Section 2.4.

                  1.3.16 PARENT MATERIAL ADVERSE EFFECT: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of Parent and its Subsidiaries considered on a consolidated basis. Notwithstanding the foregoing, none of the following shall, in and of itself, be deemed to constitute a "material adverse change" for purposes of this paragraph: (a) any change attributable to or arising out of general economic conditions or the operation of the financial markets in general, (b) any change that generally affects the industries in which Parent operates and that is not specifically related to, and does not have a materially disproportionate effect (relative to other industry participants) on, Parent, (c) any change in the market price or trading volume of the Parent Stock not reflective of a significant underlying change in Parent's business.

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                  1.3.17 PERMITTED ENCUMBRANCES: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens on personal property leased under operating leases or (c) liens, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business.

                  1.3.18 PERSON: an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

                  1.3.19 SEC: the Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

                  1.3.20 SECURITIES ACT: the Securities Act of 1933, as amended.

                  1.3.21 SUBSIDIARY: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Parent, the Company or their respective Subsidiaries, as the case may be. For purposes of this definition, the Joint Venture shall not be deemed a Subsidiary of the Company.

                                    ARTICLE 2

                                   THE MERGER

            2.1 PROCEDURE FOR THE MERGER. At the Effective Time, Merger Sub shall be merged, in accordance with section 251 of the Act, with and into the Company, which shall be the surviving corporation. The Company, as such surviving corporation, is sometimes referred to herein as the "Surviving Corporation." At the Closing, the Merger shall be effected by filing a certificate of merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with section 251 of the Act. The effective time of the Merger (the "Effective Time") shall be the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

            2.2 SURVIVING CORPORATION.

                  2.2.1 CORPORATE EXISTENCE. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The separate corporate existence of Merger Sub shall cease at the Effective Time.

                  2.2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until the same shall be amended thereafter in accordance with the Act and such certificate of incorporation, provided, however,

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that the first article of the certificate of incorporation of the Surviving
Corporation shall be amended at the Effective Time to read as follows: "The name of the corporation is MainControl, Inc." The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until the same shall be amended thereafter in accordance with the Act, the certificate of incorporation of the Surviving Corporation and such bylaws.

                  2.2.3 OFFICERS AND DIRECTORS. As of the Effective Time, the following persons shall be the officers and directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation:

        (a) Directors: Norman E. Drapeau, Jr., Peter Rice and Craig Newfield

        (b) President: Norman E. Drapeau, Jr.

        (c) Treasurer: Peter Rice; and

        (d) Secretary: Craig Newfield.

                  2.2.4 EFFECT OF THE MERGER. As of the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, at the Effective Time, (a) the title to all real estate and other property, or any interest therein, owned by each Constituent Corporation shall be vested in the Surviving Corporation without reversion or impairment, (b) the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each Constituent Corporation, (c) any claim existing or action or proceeding pending by or against a Constituent Corporation may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding in the case of a proceeding by or against Merger Sub, and (d) neither the rights of creditors nor any liens upon the property of a Constituent Corporation shall be impaired by the Merger.

                  2.2.5 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall believe or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any right, privilege, power, franchise, property or other asset of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, then (i) each Constituent Corporation and its officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all proper assignments and assurances in law and to undertake all other acts necessary or proper to vest, perfect or confirm title to or ownership or possession of such rights, privileges, powers, franchises, properties or other assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and (ii) the officers and directors of the Surviving Corporation shall be deemed to be fully authorized to take any and all such actions in the name of either Constituent Corporation or otherwise.

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            2.3 CONVERSION OF STOCK.

                  2.3.1 STOCK OF THE COMPANY. Subject to Section 2.4 and Section 2.7, at the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof (each such holder being hereinafter referred to as a "Shareholder" and, collectively, as the "Shareholders") be converted into and become .00022104 shares of the Common Stock of Parent amounting in the aggregate to 1,100,000 shares of Common Stock of Parent ("Parent Stock"). Each share of Parent Stock issued pursuant to the Merger shall be validly issued, fully paid and nonassessable.

                  2.3.2 STOCK OF MERGER SUB. At the Effective Time, each share of the Common Stock, par value $.001 per share, of Merger Sub ("Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

                  2.3.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of capital stock of the Company that are issued and outstanding immediately prior to the Effective Time and that are owned by Shareholders who have properly demanded payment of the fair value of their stock (the "Dissenting Shares") within the meaning of Section 262 of the Act shall not be converted into the right to receive shares of Parent Stock pursuant to Section 2.3.1 above unless and until such Shareholders shall have failed to perfect or shall have effectively withdrawn their demand, or lost their right of payment under applicable law. If any such Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each share of capital stock held by such Shareholder shall thereupon be deemed converted into the right to receive and exchangeable for, at the Effective Time, shares of Parent Stock pursuant to Section 2.3.1 of this Agreement. Subject to the terms and conditions of this Agreement, at and after the Effective Time, any holder of shares of capital stock who complies with Section 262 of the Act (a "Dissenting Shareholder") shall be entitled to obtain payment from the Surviving Corporation of the fair value of such Dissenting Shareholder's shares of capital stock as determined pursuant to the Act; PROVIDED, HOWEVER, that, to the extent permissible under the Act, no such payment shall be made unless and until such Dissenting Shareholder has surrendered to the Parent the certificate representing the shares of capital stock for which payment is being made.

                  2.3.4 PROCEDURE WITH RESPECT TO DISSENTING SHARES. The Company shall give Parent (i) prompt notice of any written notice of intent to demand payment for shares filed pursuant to Section 262 of the Act received by the Company, withdrawals of such notices, and any other instruments served in connection with such notices pursuant to the relevant provisions of the Act and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices under the Act consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), (A) make any payment with respect to any such notice, (B) offer to settle or settle any such notices or (C) waive any failure to timely deliver a written notice in accordance with the Act.

            2.4 FRACTIONAL SHARES; MINIMUM SHARES.

                  (a) No fraction of a share of Parent Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Common Stock of the Company who would otherwise be entitled to a fraction of a share of Parent Stock (after aggregating all fractional shares of Parent Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of:

                  (i)   such fraction, multiplied by

                  (ii) the average closing price of a share of Parent Stock for the ten most recent days that Parent Stock has traded ending on the trading day immediately prior to the Effective Time, as reported by the Nasdaq National Market (the "Parent Stock Value").

                  (b) No number of shares of Parent Stock less than 100 shares will be issued to any individual Shareholder by virtue of the Merger, but in lieu thereof each Shareholder who would otherwise be entitled to receive a number of shares of Parent Stock (after aggregating all shares of Parent Stock or fractions thereof to be received by such holder) that is less than 100 shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) such number of shares, multiplied by (ii) the Parent Stock Value.

                  (c) Unless Parent otherwise elects, no shares of Parent Stock will be issued to any Shareholder who at the Effective Time has not either (i) executed and delivered the Registration Agreement or (ii) otherwise established to the reasonable satisfaction of Parent that he is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act (each a "Non-Accredited Stockholder"), but in lieu thereof, each such Non-Accredited Stockholder who would otherwise be entitled to receive a number of shares of Parent Stock shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the number of shares of Parent Stock that such Non-Accredited Stockholder would otherwise be entitled to receive (after aggregating all shares of Parent Stock or fractions thereof to be received by such holder) multiplied by (ii) the Parent Stock Value.

            2.5 ISSUANCE OF PARENT STOCK. Subject to Section 2.7, at and after the Effective Time, upon surrender to Parent by each Shareholder of certificates for the number of shares of Common Stock representing all of the shares of Common Stock owned by such Shareholder, Parent shall issue and deliver to each such Shareholder a certificate which shall be registered in the name of such Shareholder and shall bear appropriate legends, and which together shall represent the total number of shares of Parent Stock into which such Shareholder's Common Stock has been converted.

            2.6 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Parent in Bedford, Massachusetts as soon as practicable (but in any case shall not later two (2) business days) after the latest to occur of (or, if permissible, the waiver of) the conditions set forth in Article VI hereof (the "Closing Date").

            2.7 ESCROW FUND.

                  (a) When making the issuances of Parent Common Stock pursuant to Section 2.5 above, Parent shall withhold from the Shareholders a number of shares of Parent Common Stock equal to twenty percent (20%) of the number of Shares (rounded down to the nearest Share) included in the Merger Consideration (the "Escrow Shares"). At the Closing, Parent shall deliver the Escrow Shares to a bank or trust company selected by Parent and the Shareholders' Representative (the "Escrow Agent"), to be held by the Escrow Agent or its nominee pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent.

                  (b) When making the cash payments pursuant to Section 2.4(c) above, Parent shall withhold from such payments an amount equal to twenty percent (20%) of the aggregate amont of such payments (the "Non-Accredited Cash Portion"). When paying the Transaction Bonuses or Earn-Out Amount to certain employees of the Company, as more fully described in Section 5.5 below, Parent shall withhold from such payments an amount equal to twenty percent (20%) of the aggregate amount of such payments (the "Management Escrow Portion"; the Management Escrow Portion together with the Non-Accredited Cash Portion shall be referred to as the "Escrow Cash"; the Escrow Cash together with the Escrow Shares shall be referred to collectively as the "Escrow Fund"). At the Closing, Parent shall deliver the Escrow Cash to the Escrow Agent to be held by the Escrow Agent pursuant to the provisions of the Escrow Agreement.

                  (c) Twenty-five percent (25%) of the total Escrow Fund shall be segregated from the rest of the Escrow Fund and shall be deposited in and held as a separate escrow account that will be held solely to satisfy indemnification claims for inaccuracies of the representations set forth in
Section 3.25 and Schedule 3.25 hereof in accordance with Article 8 and the Escrow Agreement (the "Section 3.25 Escrow Account"). Subject to the next sentence, the Section 3.25 Escrow Account shall be released and delivered to the Shareholders and the Executives as their interests therein may appear on September 30, 2003 (the "Section 3.25 Escrow Period"). In the event any member of the Parent Group has made a claim pursuant to Article 8 against the Section
3.25 Escrow Account prior to the end of the Section 3.25 Escrow Period, then the Escrow Agent will continue to retain in escrow a portion of the Section 3.25 Escrow Account sufficient to cover the amount of such claim until such claim is fully and finally resolved (and shall release the remainder of the Section 3.25 Escrow Account at the end of the Section 3.25 Escrow Period) in accordance with the Escrow Agreement. The Parent Group may recover against the entire Escrow Fund with respect to such indemnification claims, and is not limited to the
Section 3.25 Escrow Account.

                  (d) Subject to Section 2.7(e), the Escrow Fund other than the
Section 3.25 Escrow Account (the "General Escrow Fund") shall be held by the Escrow Agent until the second anniversary of the Closing Date (the "Escrow Period"); provided that on the first anniversary of the Closing Date, the excess, if any, of the General Escrow Fund over two-thirds (2/3) of the aggregate amount initially deposited in the General Escrow Fund (including any additional amounts contributed pursuant to Section 5.5) shall be released to the Shareholders and the Executives in accordance with their respective interests therein, with the remainder being held until the second anniversary of the Closing.

                  (e) In the event any member of the Parent Group has made a claim under Article 8 prior to the end of the Escrow Period, then the Escrow Agent will continue to retain in escrow a portion of the General Escrow Fund sufficient to cover the amount of such claim until such claim is fully and finally resolved (and shall release the remainder of the General Escrow Fund at the end of the Escrow Period) in accordance with the Escrow Agreement.

                  (f) Any payments made out of the Escrow Fund for Parent Claims shall be paid first with the Management Escrow Portion in accordance with the Escrow Agreement. After the Management Escrow Portion has been paid out in full, further payments out of the Escrow Fund for Parent Claims shall be made using the Escrow Shares (including the cash proceeds from the sale of any Escrow Shares) and the Non-Accredited Cash Portion in accordance with the Escrow Agreement.

                  (g) In the event that this Agreement is approved by the Shareholders of the Company pursuant to Section 251 of the Act, then each Shareholder shall, at the Effective Time, by virtue of the Merger and his receipt of any Merger Consideration, and without any further act of such Shareholder, be deemed to have consented to and approved the use of the Escrow Fund to satisfy any Parent Claims by members of the Parent Group in the manner set forth herein and in the Escrow Agreement.

            2.8 SHAREHOLDERS' REPRESENTATIVE.

                  (a) In order to administer efficiently the registration of the Parent Stock pursuant to the Registration Agreement and the defense and/or settlement of any Parent Claims for which members of the Parent Group may be entitled to indemnification pursuant to Article 8 hereof, each Shareholder at the Effective Time, by virtue of the Merger and his receipt of any Merger Consideration and without any further act of such Shareholder, and each Executive by executing and delivering the Transaction Bonus Agreements and in accordance with the terms thereof and without any further act of such Executive, hereby irrevocably appoint the Shareholders' Representative as their agent and attorney-in-fact for purposes of Article 8, the Escrow Agreement and the Registration Agreement , and the Shareholders' Representative hereby accepts such appointment.

                  (b) The Shareholders and the Executives hereby authorize the Shareholders' Representative (i) to take any action permitted or required to be taken by any Shareholder pursuant to the Registration Agreement; (ii) consent to the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to the Parent Group of the Escrow Shares and Escrow Cash out of the Escrow Fund in satisfaction of claims by the Parent Group); (iii) to take all action necessary in connection with the defense and/or settlement of any Parent Claims for which the Shareholders may be required to indemnify members of the Parent Group pursuant to Article 8 hereof (but only with respect to Parent Claims payable solely out of the Escrow Fund); and (iv) during the time that property remains in the Escrow Fund, to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the Registration Agreement.

                  (c) In the event that the Shareholder's Representative dies, is unable or becomes unable to perform his responsibilities hereunder or resigns from such position, the remaining Shareholders shall, by election of the Shareholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the shares of Common Stock issued and outstanding immediately prior to the Effective Time, select another representative to fill such vacancy and such substituted representative shall be deemed to be the Shareholders' Representative for all purposes of this Agreement.

                  (d) All decisions and actions by the Shareholders' Representative, including actions under the Registration Agreement, the Escrow Agreement and the defense or settlement of any Parent Claims for which the Shareholders may be required to indemnify members of the Parent Group pursuant to Article 8 hereof (but only with respect to Parent Claims payable solely out of the Escrow Fund), shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

                  (e) Each Shareholder, by virtue of the Merger and his receipt of any Merger Consideration, and each Executive, by executing and delivering the Transaction Bonus Agreements, shall be deemed to have agreed, that:

                        (i) Parent shall be able to rely conclusively on the instructions and decisions of the Shareholders' Representative relating to the registration of the Parent Stock or to the settlement of any Parent Claims for indemnification by members of the Parent Group pursuant to Article 8 hereof and the Escrow Agreement or any other actions permitted or required to be taken by the Shareholders' Representative hereunder, and no party hereunder shall have any cause of action against any member of the Parent Group for any action taken by any member of the Parent Group in reliance upon the instructions or decisions of the Shareholders' Representative;

                        (ii) all actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Shareholders and the Executives and no Shareholder or Executive shall have any cause of action against the Shareholders' Representative for any action taken or not taken, decision made or instruction given by the Shareholders' Representative under this Agreement or the Escrow Agreement, except for fraud or willful breach of this Agreement or the Escrow Agreement by the Shareholders' Representative;

                        (iii) the provisions of this Section 2.8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Shareholder or Executive may have in connection with the transactions contemplated by this Agreement; and

                        (iv) the provisions of this Section 2.8 shall be binding upon the heirs, legal representatives, successors and assigns of each Shareholder and Executive, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise, and any references in this Agreement to an Executive or the Executives shall mean and include the successors to the Executives' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

                  (f) Parent shall have no liability for any fees or expenses of the Shareholders' Representative. The reasonable expenses incurred by the Shareholders' Representative while acting on behalf of the Shareholders under the authorization granted in this Section 2.8 shall be borne by the Shareholders pro rata and shall be payable out of the Escrow Fund; PROVIDED, HOWEVER, that the aggregate amount of any payments to the Shareholders' Representative out of the Escrow Fund pursuant to this Section 2.8(f) shall not exceed $10,000. Parent shall be entitled, without making any inquiry as to the validity or amount of the fees or expenses to be reimbursed, to rely on the written instructions of the Shareholders' Representative regarding payments in respect of the Shareholders' Representative's fees and expenses as conclusive evidence of the Shareholders' Representative right to receive such amounts.

            2.9 TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (a) the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Shareholder requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of issuance of a certificate for shares of Parent Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable, (b) Parent will have received an opinion, in form and substance reasonably satisfactory to Parent and its counsel, of counsel which (to Parent's reasonable satisfaction) is knowledgeable in securities laws matters, to the effect that such issuance of a certificate for shares of Parent Stock in any name other than that of the registered holder of the certificate surrendered may be effected without registration under the Securities Act and qualification under any applicable state securities laws and (c) the party in whose name the certificate will be issued has signed the Registration Agreement and any other necessary ancillary agreements.

                                    ARTICLE 3

               JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND THE PRINCIPAL

            Except as specifically set forth in the Disclosure Letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") and referenced in the Company Disclosure Schedule to the Section(s) of this Article 3 to which such disclosure applies, each of the Company and the Principal, jointly and severally, hereby represents and warrants, to and for the benefit of the Parent Group, as follows. For purposes of this Article 3, except as otherwise explicitly stated or where the context does not allow, representations and warranties with respect to the Company shall be deemed to refer to the Company on a consolidated basis, including its Subsidiaries.

            3.1 CORPORATE STATUS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary except where failure to so qualify would not or could not reasonably be expected to have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business as a foreign corporation are set forth on Section 3.1 of the Company Disclosure Schedule.

            3.2 CAPITAL STOCK

                  3.2.1 AUTHORIZED STOCK OF THE COMPANY. Before giving effect to the Recapitalization, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock of the Company, of which 7,990,264 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, of which 6,300,000 shares have been designated Series A Preferred Stock, 2,688,172 shares have been designated Series B Preferred Stock, 3,689,065 have been designated Series C Preferred Stock and 3,527,770 have been designated Series D Preferred Stock. 6,300,000 shares of Series A Preferred Stock are issued and outstanding, 2,688,171 shares of Series B Preferred Stock are issued and outstanding, 3,689,065 shares of Series C Preferred Stock are issued and outstanding 3,505,481 shares of Series D Preferred Stock are issued and outstanding. The outstanding shares of Company Common Stock and Preferred Stock are held of record by the persons and in the amounts set forth opposite their respective names as set forth on Schedule 3.2. After giving effect to the Recapitalization, the authorized capital stock of the Company will consist of 5,030,000,000 shares of Common Stock, of which 4,976,572,783 shares will be issued and outstanding. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable.

                  3.2.2 OPTIONS AND CONVERTIBLE SECURITIES OF THE COMPANY. Except as set forth in Schedule 3.2.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which the Company or any other person is a party with respect to the voting of the shares of capital stock of the Company, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of the Company.

                  3.2.3 WAIVER OF REDEMPTION RIGHTS. Holders of more than 34% of the outstanding shares of the Series A Preferred Stock of the Company have irrevocably waived in writing their rights pursuant to Section 3 of Article IV of the Company's Certificate of Incorporation to request or require redemption of their shares of Series A Preferred Stock during the period beginning January 1, 2002 and ending June 30, 2003 and true and correct copies of such waivers have been delivered by the Company to Parent.

            3.3 SUBSIDIARIES. Section 3.3 of the Company Disclosure Schedule contains a complete and accurate list of all Subsidiaries (including the Joint Venture)of the Company including the jurisdiction of formation of each Subsidiary, indicating the percentage ownership of such Subsidiary held by the Company and identifying each other shareholder and the percentage ownership held. Each Subsidiary is duly organized and in good standing in its jurisdiction of formation. Other than as reflected in Section 3.3 of the Company Disclosure Schedule, each Subsidiary is wholly owned by the Company. Other than as reflected in the Company Balance Sheet, or on Section 3.3 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any shares or other equity interest or securities in any business organization, entity or enterprise, except for investments by the Company in short term liquid investments or other cash equivalents made in the ordinary course of business consistent with the Company's past practice.

            3.4 CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS. The Company has delivered to Parent true and correct copies of the certificate of incorporation and bylaws of the Company and the equivalent constituent documents for each Subsidiary (including the Joint Venture), including all amendments thereto, as in effect on the date hereof. The minute book of the Company and of each Subsidiary contains accurate records of all meetings and consents in lieu of meetings of the board of directors of the Company or each Subsidiary, as the case may be, (and any committees thereof, whether permanent or temporary) and of its shareholders, and such records accurately reflect all transactions referred to in such minutes and consents. The stock book of the Company accurately reflects the record ownership of the Company's capital stock. Parent has been provided with a copy of or access to such minutes or consents and stock book. Section 3.4 of the Company Disclosure Schedule hereto sets forth a list of the directors and officers of the Company and of each Subsidiary.

            3.5 AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

                  3.5.1 AUTHORITY. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than (i) the approval by the Shareholders of this Agreement, the Merger and the Recapitalization (including the adoption of the Certificate of Amendment) in accordance with the Act and the Company's Certificate of Incorporation, and (ii) the approval of the holders of the Subordinated Notes (collectively, the "Required Approvals"). This Agreement and the other agreements contemplated hereby to be signed by the Company at or before the Effective Time have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company (assuming the Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub), enforceable against the Company in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (the "Equitable Qualifications").

                  3.5.2 NO CONFLICT. Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the certificate of incorporation or bylaws of the Company or the Joint Venture, (b) except as set forth on Section 3.5.2 of the Company Disclosure Schedule, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company or the Joint Venture is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties; provided that in the case of clause (b), any omission from the Company Disclosure Schedule shall be deemed to constitute a breach or inaccuracy of this representation only to the extent that the omitted conflict, violation, breach, default or right of acceleration would reasonably be expected to have a Company Material Adverse Effect. No authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a "Governmental Entity") is necessary for the execution and delivery of this Agreement by the Company or the Shareholders or the consummation by the Company and the Shareholders of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

            3.6 FINANCIAL STATEMENTS. The Company has previously furnished Parent with an accurate and complete copy of (a) the unaudited consolidated balance sheet of the Company as of March 31, 2002 and the statements of operations, cash flows and changes in shareholders' equity of the Company for the six months then ended and (b) the consolidated balance sheets of the Company as of September 30, 2001 and 2000 and the statements of operations, cash flows and changes in shareholders' equity of the Company for the respective years then ended, as audited by PricewaterhouseCoopers LLP. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements" and the balance sheet of the Company as of March 31, 2002 is sometimes referred to herein as the "Company Balance Sheet." Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and shareholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as otherwise stated therein and subject, in the case of any unaudited interim financial statements to the addition of footnotes and to normal year end adjustments that are not expected to be material individually or in the aggregate).

            3.7 ABSENCE OF MATERIAL ADVERSE CHANGES AND UNDISCLOSED LIABILITIES.

                  3.7.1 CHANGES. Since the date of the Company Balance Sheet, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing and without intending to establish any standard for determination of a Company Material Adverse Effect, since the date of the Company Balance Sheet, the Company has not, except as expressly contemplated by this Agreement:

                        (a) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

                        (b) accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $25,000 to which the Company is a party;

                        (c) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

                        (d) granted any license or sublicense of any rights under or with respect to any Company Proprietary Rights other than (i) pursuant to End-User Licenses granted by the Company and (ii) to the Company's distributors, resellers and other licensees under agreements disclosed on the Company Disclosure Schedule;

                        (e) experienced material damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

                        (f) created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

                        (g) issued, sold, otherwise disposed of or reacquired any of its capital stock, or granted or reacquired any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock or otherwise changed its capital structure or stock ownership in any way;

                        (h) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                        (i) entered into financial arrangements for the benefit of any of the Shareholders except in the ordinary course of business consistent with past practice;

                        (j) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $25,000;

                        (k) except as contemplated by the Transaction Bonus Agreements, amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multiemployer plans;

                        (l) entered into any employment agreement or collective bargaining agreement or increased the compensation of any other of its employees; or

                        (m) committed (orally or in writing) to any of the foregoing.

                  3.7.2 LIABILITIES. The Company has no material liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, "Liabilities"), other than (i) Liabilities that are fully reflected or provided for on, or disclosed in the notes to, the Company Balance Sheet, (ii) obligations of the Company under this Agreement, (iii) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to result in a Company Material Adverse Effect and (iv) Liabilities expressly disclosed on the Company Disclosure Schedule.

            3.8 COMPLIANCE WITH APPLICABLE LAW, CERTIFICATE AND BYLAWS. The Company (including the Joint Venture) has all requisite licenses, permits and certificates from all United States Governmental Entities and from all foreign Governmental Entities (collectively, "Permits"), necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, which the failure to obtain and hold would have or could reasonably expected to have a Company Material Adverse Effect. The Company (including the Joint Venture) is in compliance in all material respects with all the terms and conditions related to such Permits the failure to comply with which, in each case, or in the aggregate would not and could not reasonably be expected to have a Company Material Adverse Effect. There are no proceedings in progress, pending or, to the knowledge of the Company or the Principal, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The business of the Company is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any United States Governmental Entity or, to the knowledge of the Company or the Principal, any foreign Governmental Entity except for any violations that, either individually or in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. The Company is not in default or violation of any provision of its certificate of incorporation or its bylaws.

            3.9 LITIGATION AND AUDITS. There (a) is no investigation by any Governmental Entity with respect to the Company (or the Joint Venture) pending or, to the knowledge of the Company or Principal, threatened, nor, to the knowledge of the Company or the Principal, has any Governmental Entity indicated to the Company (or the Joint Venture) an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the knowledge of the Company or the Principal, threatened against or involving the Company (or the Joint Venture), or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company (or the Joint Venture).

            3.10 TAX MATTERS. As used in this Section 3.10, the term "Company" shall refer to and include without limitation the Joint Venture.

                  3.10.1 FILING OF RETURNS. The Company has prepared and filed on a timely basis with all appropriate governmental authorities all material returns in respect of Taxes that it is required to file prior to the Closing, and all such returns are correct and complete.

                  3.10.2 PAYMENT OF TAXES. The Company has paid in full all Taxes due on or before the Closing and, in the case of Taxes accruing on or before the Closing that are not due on or before the Closing, the Company has made adequate provision in its books and records and financial statements for such payment.

                  3.10.3 WITHHOLDING. The Company has withheld from each payment made to any of its present or former employees, officers and directors all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities.

                  3.10.4 ASSESSMENTS. There are no assessments of the Company with respect to Taxes that have been issued and are outstanding. Except as set forth on Schedule 3.10, no Governmental Entity has examined or audited the Company in respect of Taxes. The Company has not received any indication in writing from any Governmental Entity that an assessment in respect of the Company is proposed. The Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes.

                  3.10.5 ELECTIONS AND CONSENTS. No federal tax elections under the Code, including any election under Section 1362 of the Code relating to taxation as an S corporation, are in effect with respect to the Company. The Company has not filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations, nor has it agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code).

                  3.10.6 CERTAIN PAYMENTS. Except as set forth in Schedule 3.10, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code

                  3.10.7 ACCESS TO RETURNS. Parent has been provided with a copy of or access to all federal, state, local and foreign income Tax returns filed by the Company since January 1, 1997. Parent has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full unless being contested in good faith by the Company and described on Schedule 3.10.

                  3.10.8 DEFINITION OF TAXES. As used herein, "Taxes" means all taxes, levies and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

            3.11 EMPLOYEE BENEFIT PLANS.

                  3.11.1 LIST OF PLANS. Section 3.11 of the Company Disclosure Schedule contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, relating to any persons employed by the Company or in which any person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time in the last five calendar years by the Company (collectively, the "Company Plans"). The Company has provided or made available to Parent complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has provided or made available to Parent complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans, as well as copies of the most recent annual reports (Form 5500 series, including all schedules thereto), if applicable, for the Company Plans. The Company does not have any "defined benefit plans" as defined in Section 3(35) of ERISA.

                  3.11.2 ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Section 4980B of the Code or state law. No pension plan previously maintained by the Company or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company or its ERISA Affiliates. With respect to all the Company Plans, the Company and every ERISA Affiliate of the Company are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any "prohibited transaction" as defined in
Section 4975 of the Code and Section 406 of ERISA which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any material tax or material penalty on "prohibited transactions" imposed by Section 4975 of the Code. Neither the Company Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

                  3.11.3 PLAN DETERMINATIONS. Each Company Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to the Company; and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and applicable law have been made.

                  3.11.4 FUNDING. Except as set forth on Schedule 3.11 hereto:

                        (a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the Effective Time have been made as of the Effective Time or are properly reflected on the Company Balance Sheet;

                        (b) there are no actions, liens, suits or claims pending or, to the knowledge of the Company or the Principal, threatened (other than routine claims for benefits) with respect to any Company Plan;

                        (c) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Company Plan;

                        (d) each Company Plan that is a "group health plan" (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law;

                        (e) the consummation of the Merger and the other transactions contemplated by this Agreement will not: (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (2) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company, (3) constitute or involve a "prohibited transaction" as defined in
Section 4975 of the Code and Section 406 of ERISA, constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(1) of ERISA or otherwise violate Part 4 of Title I of ERISA or (4) result in the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code; and

                        (f) with respect to any Company Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the knowledge of the Company or the Principal, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that is reasonably likely to have a Company Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

            3.12  EMPLOYMENT-RELATED MATTERS.

                  3.12.1 LABOR RELATIONS. The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company. There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the knowledge of the Company or the Principal, threatened against or otherwise affecting the Company, and the Company has not experienced the same since its inception. The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time since its inception, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any liability. All salaries, wages, vacation pay, bonuses, commissions and other compensation payable by the Company to the employees of the Company before the date hereof have been paid or accrued in all material respects as of the date hereof.

                  3.12.2 EMPLOYEE LIST. The Company has heretofore delivered to Parent a schedule (the "Employee List") dated as of April 11, 2002 containing the name of each employee of the Company and each such employee's position, starting employment date, annual salary, accrued vacation and entitlement to severance, if any. The Employee List is correct and complete as of the date of the Employee List, and is correct and complete as of the date hereof, except for changes since that date that are not material in the aggregate or individually. No third party has asserted any claim, or, to the knowledge of the Company or the Principal, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

            3.13  ENVIRONMENTAL.

                  3.13.1 ENVIRONMENTAL LAWS. The Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not received any communication that alleges that the Company is not in compliance in all respects with all applicable Environmental Laws in effect on the date hereof. All Permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, the Company is in compliance in all material respects with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company for the conduct of its business as of the date hereof, which the failure to obtain and hold would have or could reasonably expected to have a Company Material Adverse Effect. The management, handling, storage, transportation, treatment, and disposal by the Company of all

Materials of Environmental Concern has been in compliance in all material respects with all applicable Environmental Laws.

                  3.13.2 ENVIRONMENTAL CLAIMS. There is no Environmental Claim pending or, to the knowledge of the Company or the Principal, threatened against or involving the Company or against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

                  3.13.3 NO BASIS FOR CLAIMS. To the knowledge of the Company or the Principal, there are no past or present actions or activities by the Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law.

            3.14 NO BROKER'S OR FINDER'S FEES. The Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

            3.15 ASSETS OTHER THAN REAL PROPERTY.

                  3.15.1 TITLE. The Company has good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance (collectively, "Encumbrances"), except for (a) assets disposed of since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the Company Balance Sheet, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on the Company Disclosure Schedule.

                  3.15.2 CONDITION. All receivables shown on the Company Balance Sheet and all receivables accrued by the Company since the date of the Company Balance Sheet, represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business. The Company has not received any notice in writing from or regarding any account debtor indicating their inability or unwillingness to pay. All of the material computer equipment owned or leased by the Company and regularly used in its business is in good operating condition and repair, ordinary wear and tear excepted.

            3.16 REAL PROPERTY.

                  3.16.1 COMPANY REAL PROPERTY. The Company does not own any real property.

                  3.16.2 COMPANY LEASES. Section 3.16 of the Company Disclosure Schedule lists each real property lease under which the Company or any of its Subsidiaries is the lessee or lessor (the "Company Leases"). Complete copies of the Company Leases, and all material amendments thereto (which are identified on the Company Disclosure Schedule), have previously been delivered by the Company to Parent. Company and each Subsidiary of the Company, as applicable, are the owners and holders of the leasehold estates purported to be granted to them by the leases listed in Section 3.16 of the Company Disclosure Schedule. The Company Leases are in full force and effect and, to the knowledge of the Company, are binding and enforceable against each of the parties thereto in accordance with their respective terms, subject to the Equitable Qualifications; except as set forth on Schedule 3.16 of the Company Disclosure Schedule, none of the Company Leases has been amended since the date of delivery of a copy thereof to Parent. Neither the Company nor, to the knowledge of the Company, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor are there any facts or circumstances that would reasonably indicate that the Company is likely to be in material breach or default thereunder. Section 3.16 of the Company Disclosure Schedule identifies each Company Lease that requires the consent of any third party in connection with the transactions contemplated hereby and all such consents have been obtained. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company.

            3.17 INTELLECTUAL PROPERTY. As used in this Section 3.17, the term "Company" shall refer to and include without limitation the Joint Venture.

                  3.17.1 RIGHT TO INTELLECTUAL PROPERTY. The Company owns or has the right to use, and at all relevant times owned or had the right to use, all trademarks, trade names, service marks, copyrights (excluding those in Commercial Software), and, with respect to intellectual property owned by the Company, any applications therefor, schematics, technology, know-how, trade secrets, algorithms, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material, that have been used in the business of the Company or that are used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company (the "Company Proprietary Rights"). Except as set forth on Schedule 3.17, there is no reason why the Company will not be able to continue to use all Company Proprietary Rights necessary for the lawful conduct of its business as currently conducted and as currently proposed to be conducted, without any infringement or conflict with the rights of others. Except as set forth on Schedule 3.17, all of the Company's rights in and to the Company Proprietary Rights are owned by the Company, free and clear of Encumbrances, or if not so owned, are licensed to the Company and, if so required in its business as currently conducted and as currently proposed to be conducted, may be sublicensed by the Company and used by the Company to create derivative works. The Company is under no obligation to obtain any further approval or consent for use of any of the Company Proprietary Rights in its business as currently conducted and as currently proposed to be conducted.

                  3.17.2 LIST OF COMPANY PROPRIETARY RIGHTS. Set forth on
Section 3.17 of the Company Disclosure Schedule is a complete list of all Company owned patents, trademarks, trade names, service marks, copyrights, and any applications therefor, included in the Company Proprietary Rights, that have been issued or registered or for which an application for such issuance and registration has been filed, including the respective registration or application numbers, the applicable jurisdiction, and the names of all registered owners. None of the

Company's currently marketed software products has been registered for copyright protection with the United States Register of Copyrights or any foreign offices nor has the Company received any written request to make any such registration.

                  3.17.3 ROYALTIES. The Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of the Company Proprietary Rights.

                  3.17.4 LICENSES. Set forth on Section 3.17 of the Company Disclosure Schedule is a complete list of all licenses, sublicenses and other agreements as to which the Company is a party (excluding End-User Licenses) and pursuant to which (a) any third party is authorized to use any Company Proprietary Right or (b) the Company uses, distributes or sublicenses any intellectual property of any third party (excluding Commercial Software) that is used in the development, marketing or support of, or that is incorporated in, the Company's products. Section 3.17 of the Company Disclosure Schedule includes the identity of all parties to each such license, sublicense or other agreement, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company Proprietary Rights include all patents, trademarks, trade names, service marks, trade secrets and software that are necessary for the Company to satisfy and perform such licenses, sublicenses and agreements. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Such licenses, sublicenses and agreements are in full force and effect and, to the knowledge of the Company and the Principal with respect to parties other than the Company, are binding and enforceable against each of the parties thereto in accordance with their respective terms, subject to the Equitable Qualifications. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company to be in material violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

                  3.17.5 STATUS OF REGISTRATIONS. All of the Company Proprietary Rights set forth on Schedule 3.17 as having been issued by, registered with or filed with the United States Patent and Trademark Office ("PTO") or Register of Copyrights or the corresponding offices of other countries listed on Section
3.17 of the Company Disclosure Schedule have been so duly issued by or registered with (based on certificates or other written documents that the Company has received from such office, register or other offices) or, duly filed in, as the case may be, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country. The Company has taken reasonable precautions (i) to protect its rights in the Company Proprietary Rights and (ii) to maintain the confidentiality of its trade secrets, pending patent applications (to the extent any such applications are considered by the PTO to be confidential), know-how and other confidential Company Proprietary Rights, and there have been no acts or omissions by the officers, directors and shareholders of the Company or, to the knowledge of the Company or the Principal, any other employee of the Company, the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of such Company Proprietary Rights. Without limiting the generality of the foregoing, the Company's products, packaging and documentation contain appropriate copyright notices.

                  3.17.6 NO CONFLICT. No claims with respect to the Company Proprietary Rights have been asserted, and, to the knowledge of the Company, neither are any threatened by any Person nor are there any valid grounds for any bona fide claims (a) to the effect that the development, sale, licensing or use of any of the products of the Company as now developed, sold or licensed or used or proposed for development, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret, (b) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (c) challenging the ownership by the Company, validity or effectiveness of any of the Company Proprietary Rights. To the knowledge of the Company there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company. No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation known to the Company that restricts in any manner the licensing thereof by the Company.

                  3.17.7 EMPLOYEE AGREEMENTS. Each employee and officer of the Company has executed a confidentiality agreement in substantially the form attached hereto as Section 3.17.7 of the Company Disclosure Schedule, providing the Company with title and ownership to the Company Proprietary Rights developed or used by the Company in its business and expressing agreement to maintain the confidentiality of the Company Proprietary Rights and the Company's other confidential information. Each consultant of the Company has executed a confidentiality agreement providing the Company with title and ownership to the Company Proprietary Rights developed or used by the Company in its business and agreeing to maintain the confidentiality of the Company Proprietary Rights and the Company's other confidential information. To the knowledge of the Company, no employee, officer or consultant of the Company is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

            3.18 AGREEMENTS, CONTRACTS AND COMMITMENTS.

                  3.18.1 COMPANY AGREEMENTS. Except as set forth on Section 3.11 or Section 3.18 of the Company Disclosure Schedule, the Company is not a party to any currently effective:

                        (a) bonus, deferred compensation, pension, severance,
            profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

                        (b) employment agreement with any present employee,
            officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

                        (c) agreement for personal services or employment with a
            term of service or employment specified in the agreement or any agreement for personal services or employment in which the Company has agreed on the termination of such agreement to make any payments greater than those that would otherwise be imposed by law;

                        (d) agreement of guarantee or indemnification of the
            obligations of a third party;

                        (e) agreement or commitment containing a covenant
            limiting or purporting to limit the freedom of the Company to compete with any person in any geographic area or to engage in any line of business;

                        (f) lease, other than the Company Leases, under which
            the Company is lessee that involves payments of $75,000 or more per annum or is material to the conduct of the business of the Company;

                        (g) joint venture or profit-sharing agreement;

                        (h) except for trade indebtedness incurred in the
            ordinary course of business and reflected on the Company Balance Sheet, loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, lease, guarantee, or otherwise that individually is in the amount of $75,000 or more;

                        (i) license or royalty agreement (other than (A) those
            disclosed on Schedule 3.17, (B) with respect to Commercial Software or (C) End-User Licenses granted by the Company as licensor);

                        (j) distribution, VAR or OEM agreement (identifying any
            that contain exclusivity provisions);

                        (k) agreement or arrangement with any third party to
            develop any intellectual property or other asset expected to be used or currently used or useful in the Company's business;

                        (l) agreement or arrangement for the Company to develop
            any intellectual property or other asset for any third party;

                        (m) agreement or arrangement providing for the payment
            of any commission based on sales;

                        (n) agreement for the sale or license by or to the
            Company of materials, products, services or supplies that involves future payments to the Company of more than $75,000;

                        (o) agreement for the purchase by the Company of any
            materials, equipment, services, or supplies, that either (i) involves a binding commitment by the Company to make future payments in excess of $75,000 and cannot be terminated by it without penalty upon less than three months' notice or (ii) was not entered into in the ordinary course of business;

                        (p) agreement or commitment for the acquisition,
            construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $75,000;

                        (q) agreement or commitment to which present or former
            directors or officers (or their Affiliates or members of their immediate families) or Affiliates (or directors or officers of an Affiliate) are also parties;

                        (r) agreement or commitment (other than customary
            product warranties included in the Company's standard end user license agreements, copies of which have been provided to Parent) whereby the Company, pursuant to the express terms of such agreement or commitment, could be required by a third party to return payments received by the Company for the sale, license or distribution of any of its products or services;

                        (s) agreement or commitment entitling a third party to
            the most favorable price or other terms for any product or service the Company offers to any other third party;

                        (t) agreement not described above (ignoring, solely for
            this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $75,000, other than the Company Leases; or

                        (u) agreement not described above that was not made in
            the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company.

                  3.18.2 VALIDITY. All contracts, leases, instruments, licenses and other agreements or documents described on Section 3.18 of the Company Disclosure Schedule are valid and in full force and effect and the Company has not, nor, to the knowledge of the Company or the Principal, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement or document. Section
3.18 of the Company Disclosure Schedule identifies each agreement and other document set forth on Section 3.18 of the Company Disclosure Schedule or disclosed by the Company on another part of the Company Disclosure Schedule that requires the consent of a third party in connection with the transactions contemplated hereby.

            3.19 INSURANCE CONTRACTS. Section 3.19 of the Company Disclosure Schedule lists all contracts of insurance in force at the date hereof with respect to the Company. Such contracts of insurance (collectively, the "Company Insurance Contracts") insure against such risks, and are in such amounts, as are reasonable and appropriate considering the Company and its property, business and operations. To the best of the Company's knowledge, all of the Company Insurance Contracts are in full force and effect. The Company has committed no default under any such Insurance Contract which could permit the insurer to deny payment of claims thereunder. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company to be in violation or default under any Company Insurance Contracts, nor entitle any other party thereto to terminate or modify a Company Insurance Contract. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

            3.20 BANKING RELATIONSHIPS. Section 3.20 of the Company Disclosure Schedule shows the names and locations of all banks and trust companies in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

            3.21 SUPPLIERS, DISTRIBUTORS AND CUSTOMERS. Since the date of the Company Balance Sheet, no material supplier, distributor or customer of the Company has cancelled or otherwise modified its relationship with the Company in a manner that is materially adverse to the Company and, to the knowledge of the Company or the Principal, no supplier, distributor or customer of the Company has any intention to do so.

            3.22 PRODUCT WARRANTY. Each product sold, leased, licensed or delivered by the Company has been in conformity in all material respects with all contractual commitments and all express and implied warranties applicable thereto. Since January 1, 2000, the warranty expenses incurred by the Company have not been material to the Company in the aggregate. The Company has no notice of any claim of failure of its products to conform to any applicable contractual commitments or warranties that could give rise to material liability on the part of the Company. Schedule 3.22 hereto includes copies of the standard terms and conditions of license and sale for the Company (containing applicable warranty and indemnity provisions). Except as set forth on Schedule 3.22, no product sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, or other indemnity that differs in any material respect from the applicable standard terms and conditions of license and sale and such other indemnities and warranties disclosed on Schedule 3.22, other than differences that, individually or in the aggregate, could not reasonably be expected to give rise to material liability on the part of the Company.

            3.23 POTENTIAL CONFLICTS OF INTEREST. No officer or director of the
Company: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person that is a direct competitor listed on Schedule 3.23, or a significant lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any Company Proprietary Rights; (iii) has any cause of action or other claim whatsoever against the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Company Plans and similar matters and agreements existing on the date hereof; (iv) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of the Company, or, to the knowledge of the Company or the Principal, a relative of any of the foregoing, is a partner, shareholder or other securityholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or (v) as of the date hereof or at any time since January 1, 2001, owes or owed any money to the Company (except for normal expense reimbursements and similar obligations for advances made by the Company to such person in the ordinary course of business and not material in amount).

            3.24 ACCOUNTING SYSTEM. To the knowledge of the Company or the Principal, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            3.25 Certain Matters. The matters set forth on Schedule 3.25 are true and correct.

            3.26 Full Disclosure. This Agreement, including the Company Disclosure Schedule, does not contain any untrue statement by the Company of a material fact or omit to state a material fact necessary to be stated to make the statements by the Company contained herein not false or misleading.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub hereby jointly and severally represent, warrant to and agree with Company as follows:

            4.1 CORPORATE STATUS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary except where failure to so qualify would not or could not reasonably be expected to have a Parent Material Adverse Effect.

            4.2 CAPITAL STOCK.

                  4.2.1 AUTHORIZED STOCK OF PARENT. The authorized capital stock of Parent consists of (a) 50,000,000 shares of Parent Stock, of which 23,112,082 were issued and outstanding as of May 10, 2002, and (b) 1,000,000 shares of Preferred Stock, $.01 par value per share, of which none were issued and outstanding as of the date hereof. All of the outstanding shares of Parent Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable.

                  4.2.2 AUTHORIZED STOCK OF MERGER SUB. The authorized capital stock of Merger Sub consists of 10,000 shares of Merger Sub Stock, of which 10 shares are issued and outstanding. All of the outstanding shares of Merger Sub Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable.

                  4.2.3 Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Section 2.5 and 2.7 will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

            4.3 Authority for Agreement; Noncontravention.

                  4.3.1 AUTHORITY. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and the shareholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent or Merger Sub at or before the Effective Time have been duly executed and delivered by Parent and Merger Sub, as the case may be, and constitute valid and binding obligations of Parent and Merger Sub (assuming the Agreement has been duly executed and delivered by the Company, the Shareholders and the Principal and constitutes a legal, valid and binding obligation of the Company, the Shareholders and the Principal), as the case may be, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the Equitable Qualifications.

                  4.3.2 NO CONFLICT. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the performance by Parent or Merger Sub of its obligations hereunder, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the charter documents or bylaws of Parent or Merger Sub, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent or Merger Sub is a party or by which either of them or any of their respective assets or properties is bound or which is applicable to either of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings as may be required under the Registration Agreement, and (iii) any filings as may be required under applicable federal or state securities laws and the laws of any foreign country.

            4.4 SEC STATEMENTS, REPORTS AND DOCUMENTS. Parent has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 2000, and has heretofore delivered to the Company true and complete copies of (a) all registration statements (on a form other than Form S-8) filed by it with the SEC since January 1, 2000, (b) its Annual

Reports on Form 10-K for the fiscal years ended September 30, 2001 and 2000, respectively, (c) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2001, (d) all other Forms 10-K and 10-Q filed by it with the SEC since January 1, 2001, (e) all Forms 8-K filed by it with the SEC since January 1, 2002 and (f) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), (c), (d), (e) and (f) being hereinafter referred to as the "Parent Reports"). As of their respective dates, the Parent Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Parent included in the Parent Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods covered (except as otherwise stated in the financial statements), and present fairly in all material respects the consolidated financial position, results of operations and changes in financial position of Parent and its consolidated Subsidiaries as of the dates and for the periods indicated, except, in the case of unaudited interim consolidated financial statements, as permitted by Form 10-Q. The consolidated balance sheet of Parent and its Subsidiaries as at March 31, 2002, including the notes thereto, is hereinafter referred to as the "Parent Balance Sheet."

            4.5 No Undisclosed Liabilities. Parent has no Liabilities, other than (i) Liabilities that are fully reflected or provided for on, or disclosed in the notes to, the Parent Balance Sheet, (ii) obligations of parent under this Agreement, (iii) Liabilities incurred in the ordinary course of business since the date of the Parent Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to result in a Parent Material Adverse Effect and (iv) Liabilities expressly disclosed on the Parent Disclosure Schedule.

            4.6 ABSENCE OF CHANGES. Except as disclosed in the Parent Reports, since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing and without intending to establish any standard for determination of a Parent Material Adverse Effect, since the date of the Parent Balance Sheet, Parent has not, except for the transactions expressly contemplated by this
Agreement: (a) made any declaration, setting aside or payment of any dividend or distribution in respect of the shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, or (b) entered into any agreement to take any of the actions described in this Section 4.6.

            4.7 LITIGATION AND AUDITS. Except as disclosed in the Parent Reports, there (a) is no investigation by any Governmental Entity with respect to Parent pending or, to the knowledge of the Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated to Parent an intention to conduct the same; (b) is no claim, action, suit, arbitration or proceeding pending or, to the knowledge of Parent, threatened against or involving Parent, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Parent; except in the case of each of (a), (b) and (c) above, that, alone or in the aggregate, would not or could not be reasonably be expected to have a Parent Material Adverse Effect.

            4.8 ACCOUNTING SYSTEM. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            4.9 Full Disclosure. This Agreement does not contain any untrue statement by the Parent of a material fact or omit to state a material fact necessary to be stated to make the statements by the Parent contained herein not false or misleading.

            4.10 NO REPRESENTATION REGARDING TAX EFFECTS. Each Shareholder is responsible for examining the Tax effects of the Merger and the transactions contemplated hereby, and is advised to retain a competent tax professional to advise him with respect to such Tax effects in his individual case. Parent makes no representation or warranty whatsoever with respect to such Tax effects on any Person.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

            5.1 EXPENSES. Except as otherwise expressly set forth herein, all expenses, costs and fees incurred in connection with the negotiation, preparation or performance of this Agreement and the consummation of the transactions contemplated hereby (including all expenses, costs, fees and disbursements attorneys, consultants, investment bankers and other financial advisors, brokers and finders, and accountants) shall be paid by the party incurring such expenses, whether or not the Merger shall be consummated.

            5.2 NON-DISCLOSURE. All information delivered to or obtained by or on behalf of any party to this Agreement shall be held pursuant to the Letter Agreement by and between the Parent and the Company dated January 3, 2002.

            5.3 REGISTRATION AGREEMENT. At the Closing, Parent, the Shareholders, acting through the Shareholders' Representative, and the Shareholders' Representative shall enter into a Registration Rights Agreement (the "Registration Agreement") substantially in the form of Exhibit C.

            5.4 EMPLOYEES.

                  (a) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate with Parent in granting access to employees of the Company for employment interviews at such time and in such manner as Parent and the Company shall reasonably determine. At least five (5) business days before the expected Closing, Parent shall deliver written notice to the Company identifying the employees of the Company Parent proposes to retain as employees of the Surviving Corporation from and after the Effective Time. The employees of the Company who are offered continued employment by the Surviving Corporation and who agree to continue their employment with the Surviving Corporation after the Closing shall be referred to as the "Retained Employees."

                  (b) Unless otherwise required by applicable law to provide greater compensation and benefits, the Retained Employees shall for a period of one year following the Effective Time be entitled to receive compensation and benefits equivalent in the aggregate with those received by employees of Parent having similar responsibilities, payable in a manner consistent with Parent's normal business practices. The Retained Employees will be required to execute Parent's standard paperwork, including, without limitation, Parent's current form of intellectual property, non-competition and non-solicitation agreement; provided, however, that Retained Employees based in the United Kingdom will not be required to execute such paperwork as a condition of employment with Parent if such a condition is prohibited by United Kingdom law.

                  (c) For purposes of any employee benefit plans, programs and policies of Parent in which they become participants, the Retained Employees shall be given credit for all service with the Company or its subsidiaries (and service credited by Company or such subsidiary), substantially to the same extent as if such service had been rendered as employees of Parent. To the extent permitted by the terms of the applicable Parent plans and applicable laws, Parent shall (i) waive limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage, and
(ii) provide credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any benefit plans of Parent.

                  (d) Except as otherwise required by applicable law, the terms of this Section shall not obligate the Parent to offer continued employment to any employee of the Company before or after the Closing or entitle any employee of the Company to remain in the employment of the Company or become employed by the Parent, affect the right of the Company to terminate any employee at any time, or affect the right of the Parent to establish, modify or terminate any employee benefit plan or any benefit under any such plan at any time.

            5.5 TRANSACTION BONUS AGREEMENTS.

                  The Company has adopted a Transaction Bonus Plan (the "Transaction Bonus Plan") which amends and restates the Company's Management Retention Bonus Plan previously established by the Company to retain key management personnel during the search and negotiation and after the consummation of a change of control transaction, and each employee (each an Executive and collectively the "Executives") who is a participant in the Transaction Bonus Plan will enter into a Transaction Bonus Agreement in substantially the form of Exhibit D (collectively, the "Transaction Bonus Agreements"). Subject to Section 2.7 and the remainder of this paragraph, Parent will provide for the payment by the Company to such Executives transaction bonuses in the aggregate amount of $3,500,000 (the "Transaction Bonus Amount"). Two Million Two Hundred Forty Thousand Dollars ($2,240,000) of the Transaction Bonus

Amount will be paid at the Closing to the Executives in the amounts set forth on
Schedule 5.5 and Five Hundred Sixty Thousand Dollars ($560,000) of the Transaction Bonus will be placed in escrow in accordance with Section 2.7(b). Payment of the remaining Seven Hundred Thousand ($700,000) of the Transaction Bonus Amount (the "Earn Out Amount"), will be contingent upon Revenues (as defined below) reaching certain thresholds during the following periods (each an "Earn Out Period"), as follows:

            (i) if $5,000,000 or more in Revenues is achieved between the date of Closing and September 30, 2002, 100% of the Earn Out Amount will be paid, and clauses (ii) through (iv) below will be inapplicable;

            (ii) if $3,000,000 or more but less than $5,000,000 in Revenues is achieved between the date of Closing and September 30, 2002, 60% of the Earn Out Amount will be paid;

            (iii) if the sum of Revenues achieved between October 1, 2002 and December 31, 2002 plus Revenues achieved between the date of Closing and September 30, 2002 in excess of $3,000,000 equals at least $1,000,000 but less than $2,000,000, 20% of the Earn Out Amount will be paid; and

            (iv) if the sum of Revenues achieved between October 1, 2002 and December 31, 2002 plus Revenues achieved between the date of Closing and September 30, 2002 in excess of $3,000,000 equals or exceeds $2,000,000, an additional 20% of the Earn Out Amount will be paid.

            Payments of the Earn Out Amount, if any, in respect of any Earn Out Period shall be made within five business days following the date that Parent's independent public accountants complete its quarterly review or audit, as the case may be, and such audit or review shows that such Earn Out Amount is achieved. In connection with payments of the Earn Out Amount, 80% of each such payment shall be paid to the Executives in the proportions set forth on Schedule 5.5, and 20% of each such payment will be placed in escrow in accordance with
Section 2.7(b).

            For purposes of this Section, "Revenue" means revenue of the Company determined in accordance with GAAP and recognized by the Parent attributable to sales of new software licenses of the Company's products, plus the amount of the first year's maintenance fees attributable to such new licenses. If Parent shall, prior to December 31, 2002, (1) cease to offer for sale or announce that it will no longer provide support for the products of the Company, (2) reduce the number of full-time direct sales representatives employed by the Company or the Parent who devote all or substantially all of their activities as an employee to selling the Company's products to fewer than four (4) persons, (3) cease to provide support at an executive level for the marketing and sale of the Company's products, (4) cease to position the Company's products as part of the Parent's strategic portfolio of products, (5) cease to provide or announce that it will no longer provide support for any current platform for the products of the Company, (6) fire without cause any of the Principal, John deWit, Werner Knoblich, Rachel Cassidy or Hector Nevarez that are employed by Parent after the Merger (other than as agreed with such person prior to or contemporaneously with the Closing), (7) refuse to honor the terms of any existing proposals made on commercially reasonable terms by the Company to potential customers, (8) act unreasonably in the negotiation of the final terms with potential customers with the purpose of frustrating the closing of new license transactions or (9) otherwise act in bad faith in order to avoid paying the all or part of the Earn Out Amount pursuant to this Section 5.5 (each an "Earn Out Acceleration Event"), then, notwithstanding the failure of the Company to achieve the minimum Revenues specified for any such period, within ten business days of the occurrence of such Earn Out Acceleration Event, and only if and to the extent that such Earn Out Acceleration Event(s) demonstrably contributed to the failure to achieve the applicable Revenue threshold, Parent will pay 100% of the Earn Out Amount; provided, that if the Earn Out Acceleration Event occurs after September 30, 2002, only 40% of the Earn Out Amount will be paid pursuant to this clause.

            5.6 RESIGNATIONS. Each member of the board of directors of the Company shall resign as a director of the Company, effective as of the Effective Time. Each officer of the Company shall resign as an officer, effective as of the Effective Time.

            5.7 PUBLIC ANNOUNCEMENTS. No party to this Agreement shall issue any press release or make any public announcement relating to the terms of this Agreement prior to the Effective Time without the prior approval of the other parties hereto (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that any party to this Agreement may make any public disclosure it believes in good faith is required by applicable law or any listing agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).

            5.8 FURTHER ASSURANCES. Subject to terms and conditions herein provided, each of the parties, severally and not jointly, agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent and the Company each, severally and not jointly, will use all reasonable efforts to obtain all approvals, authorizations, consents and waivers from, and give all notices to, any public or private third parties that are necessary on its, his or her part in order to effect the transactions contemplated hereby.

            5.9   Directors' and Officers' Insurance; Indemnification.

                  (a) Parent agrees to maintain in effect in accordance with their terms all rights to indemnification in respect of acts or omissions occurring prior to the Effective Time that now exist in favor of current or former officers or directors of the Company as provided in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement.

                  (b) For a period of three years after the Effective Time, the Surviving Corporation shall maintain in effect, if available, directors' and officers' liability insurance (the "Tail Policy") covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company with respect to any occurrence prior to the closing; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of $100,000 for such coverage, and that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the largest policy limit available for $100,000.

            5.10 COMERICA BANK LINE. Prior to the Closing, the Company shall pay in full all outstanding amounts owed under its Loan and Security Agreement between Comerica Bank - California, successor in interest to Imperial Bank, and the Company as amended to April 20, 2001 (the "Comerica Bank Line"). The Company and the Parent shall cooperate in good faith and use their commercially reasonable efforts to have the letter of credit issued by Comerica Bank on behalf of the Company to secure the obligations of the Company under the Washington Real Estate Investment Trust Office Building Lease by and between WRIT Limited Partnership and the Company terminated and released as security for such obligations. Parent will assume the obligations of the Company under that certain Warrant to Purchase Stock dated April 20, 2001 issued to Comerica Bank - California, successor in interest to Imperial Bank, by the Company, to the extent that it is still outstanding at the Effective Time.

            5.11 401 K. The Company shall terminate its 401 K Plan prior to the Closing.

            5.12 TAXABLE TRANSACTION. It is intended by the parties hereto that the Merger shall constitute a taxable transaction and shall not constitute a tax-free reorganization within the meaning of Section 368 of the Code. Each party hereto agrees not to take any position contrary to such intention with any Government Entity, including, without limitation, on any Tax returns or other filings. In connection therewith, for a period of two years, Parent agrees to take (or refrain from taking) such actions as may be requested by the Shareholders' Representative and that as confirmed by the Parent's tax advisors are reasonably necessary to cause the Merger not to constitute a taxable transaction. In particular, Parent hereby agrees to maintain the Company as a third tier (or lower) subsidiary in Parent's corporate organizational structure for such two-year period. For purposes of this Agreement, a "third tier" subsidiary means a subsidiary that is held by a corporation through two intermediate holding corporations above such subsidiary and below the parent corporation.

            5.13 SHAREHOLDER APPROVAL. The Company agrees to use reasonable efforts to obtain the approval of the holders of a majority of the shares of Company Common Stock (after giving effect to the Recapitalization), excluding shares held by any holder of Common Stock who prior to the Recapitalization was a holder of a Subordinated Note.


                                    ARTICLE 6

                              CONDITIONS PRECEDENT

            6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  6.1.1 NO INJUNCTION. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Merger or the other transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Merger or any of the other transactions contemplated hereby.

                  6.1.2 ILLEGALITY. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the Merger or the other transactions contemplated hereby.

                  6.1.3 REGISTRATION AGREEMENT. Parent, the Shareholders and the Shareholders' Representative shall have entered into the Registration Agreement as contemplated by Section 5.3 hereof.

                  6.1.4 REQUIRED APPROVALS; RECAPITALIZATION. The Required Approvals shall have been obtained, the Certificate of Amendment shall have been filed and accepted by the Delaware Secretary of State, and the Recapitalization shall have been completed.

            6.2 CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

                  6.2.1 LEGAL OPINION. Parent and Merger Sub shall have received opinions of counsel to the Company reasonably satisfactory to Parent with respect to matters customarily addressed by legal counsel in connection with transactions of the type contemplated by this Agreement.

                  6.2.2 CLOSING DOCUMENTS. The Company and the Shareholders shall have delivered to Parent and Merger Sub such closing documents as Parent shall reasonably request (other than additional opinions of counsel), including without limitation copies of consent actions or other documentation reasonably satisfactory to Parent evidencing the requisite approval of this Agreement and the transactions contemplated hereunder by the Company's board of directors and its shareholders.

                  6.2.3 TRANSACTION BONUS AGREEMENTS. The Company and each of the Executives shall have entered into the Transaction Bonus Agreement as contemplated by Section 5.5 hereof.

                  6.2.4 RESIGNATIONS. Parent shall have received the written resignations of the officers and directors of the Company as contemplated by
Section 5.6 hereof.

                  6.2.5 THIRD PARTY CONSENTS. All third party consents or approvals listed in Section 3.18 of the Company Disclosure Schedule shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

                  6.2.6 PAYMENT OF BANK AND LEASE LINE. The Company shall have satisfied and paid in full all of its obligations under the Comerica Bank Line.

                  6.2.7 Dissenting Company Shareholders. The aggregate number of shares of Common Stock held by Dissenting Shareholders, if any, shall not exceed 5% of the total number of shares of Common Stock outstanding immediately prior to the Effective Time.

                  6.2.8 401 K. The Company shall have teminated its 401 K Plan.

            6.3 Conditions to Obligations of the Company and the Principal to Effect the Merger. The obligation of the Company and the Principal to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

                  6.3.1 LEGAL OPINION. The Company shall have received opinions from counsel to Parent and Merger Sub reasonably satisfactory to Parent with respect to matters customarily addressed by legal counsel in connection with transactions of the type contemplated by this Agreement.

                  6.3.2 REGISTRATION AGREEMENT. Parent shall have executed and delivered the Registration Agreement to the Shareholders' Representative and each Shareholders that will receive shares of Parent Stock in the Merger.

                  6.3.3 PAYMENT OF CASH CONSIDERATION. Company shall have received a wire transfer of immediately available funds from Parent in an amount equal to Two Million Two Hundred Forty Thousand Dollars ($2,240,000) which is to be paid at Closing by the Company to the Executives pursuant to Section 5.5.

                  6.3.4 ACKNOWLEDGMENT OF TAX AGREEMENT. Parent shall have acknowledged the MainControl, Inc. Agreement Regarding Taxes to be entered into between the Company and the Principal in the form agreed by Parent, the Company and the Principal.

                  6.3.5 CLOSING DOCUMENTS. Parent and Merger Sub shall have delivered to the Company such closing documents as the Company shall reasonably request (other than additional opinions of counsel).


                                    ARTICLE 7

                                   TERMINATION

            7.1   TERMINATION.

                  This Agreement may be terminated prior to the Effective Time:

                        (a) by mutual written consent of Parent and the Company;

                        (b) by either Parent or the Company if the Merger shall
                  not have been consummated by the date which is 180 days after the date of this Agreement (the "Termination Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Termination Date); or

                        (c) by either Parent or the Company if a court of
                  competent jurisdiction or other Government Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

            7.2 Effect of Termination. Neither party shall have any liability to the other in the event this Agreement is terminated under Section 7.1, and each party shall be solely responsible for its or his own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereunder. If this Agreement is terminated under Section 7.1, the provisions of this Section 7.2 and Sections 5.1, 5.2, 9.3, 9.4 and 9.5 shall remain in full force and effect and survive the termination of this Agreement.


                                    ARTICLE 8

                  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

            8.1   AGREEMENT TO INDEMNIFY.

                  8.1.1 PARENT CLAIMS. Subject to the terms and conditions of this Article 8, each Shareholder, by virtue of the Merger and his receipt of any Merger Consideration, and the Principal, hereby jointly and severally agree (without any right of contribution from the Company or the Surviving Corporation or any right of indemnification against the Company or the Surviving Corporation) to indemnify, defend and hold harmless Parent and each of its Subsidiaries and each of their respective directors, officers, agents and Affiliates (collectively, the "Parent Group") from and against any out-of-pocket loss, liability, damage, cost or expense (including reasonable attorneys' fees and disbursements and including amounts paid as deductibles under the Tail Policy) suffered, incurred or paid by any member of the Parent Group (collectively, all such amounts are hereinafter referred to as "Parent Claims") which arise out of or are attributable to any of the following:

                        (a) failure of any of the representations, warranties,
                  covenants and agreements of the Company and the Principal contained in this Agreement including the Company Disclosure Schedule or in any other agreement, certificate or other document among or between the parties contemplated by or referred to herein (with respect to representations and warranties) to be true, complete and correct in all material respects or (with respect to covenants and agreements) fully performed and fulfilled in all material respects;

                        (b) the Company's failure to pay Taxes in any
                  jurisdiction prior to the date hereof (regardless of any disclosure thereof herein) ("Tax Claims");

                        (c) the assertion by any stockholder of the Company of
                  any claim, or institution by any such stockholder of any action or proceeding, which arises out of the issuance and sale of the Subordinated Notes, the Recapitalization or the merger or the transactions contemplated hereby (excluding any proceeding for appraisal of such stockholder's shares pursuant to Section 262 of the Act); or

                        (d) any fraud or any fraudulent misrepresentation
                  committed by the Company, a Shareholder or the Principal in connection with the transactions contemplated by this Agreement ("Fraud Claims").

                  8.1.2 BENEFIT OF PARENT GROUP. With respect to any member of the Parent Group other than Parent, the Shareholders, the Shareholders' Representative and the Principal acknowledge and agree that Parent is contracting on its own behalf and for such member and Parent shall obtain and hold the rights and benefits provided for in this Section 8.1 in trust for and on behalf of such member.

            8.2 SURVIVAL. All representations, warranties, covenants and agreements made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of any other party for a period of one year from the Closing Date, provided, however, that the representations and warranties set forth in Sections 3.10, 3.17 and 3.25 shall survive the Closing and any investigation at any time made by or on behalf of any other party for a period of two years from the Closing;

            8.3 LIMITATION OF SHAREHOLDERS' AND PRINCIPAL'S LIABILITY FOR CERTAIN PARENT CLAIMS. The obligations and liabilities of the Shareholders and the Principal hereunder with respect to indemnification for Parent Claims shall be subject to the following limitations:

                        (a) All Parent Claims against any Shareholder or the
                  Principal shall be made exclusively against the Escrow Fund except with respect to Fraud Claims. None of the Shareholders or the Principal shall have any liability under or arising out of the terms of this Agreement except as set forth in the immediately preceding sentence. No Parent claims may be brought against the Section 3.25 Escrow Account except for Parent Claims pursuant to Article 8 solely relating to or arising out of any inaccuracy in the representations in
                  Section 3.25 or Schedule 3.25.

                        (b) No indemnification shall be required to be made by
                  the Shareholders or the Principal hereunder and no Parent Claims may be brought against the Escrow Fund unless the amount of Parent Claims exceeds $100,000 in the aggregate, in which case the Shareholders' and the Principal's indemnification obligations shall apply to all Parent Claims without regard to such threshold.

                        (c) For purposes of determining the amount of property
                  recoverable from the Escrow Fund sufficient to satisfy a Parent Claim subject to indemnification hereunder, the value of a share of Parent Stock shall be equal to the Indemnification Value. For purposes hereof, "Indemnification Value" means (i) with respect to any recovery hereunder determined by arbitration proceeding, the average of the prices at which the Parent Stock last traded on each of the twenty trading days immediately preceding the date of the award from such proceeding, as such prices are reported on the Nasdaq National Market, (ii) in the case of a recovery hereunder determined by written agreement between Parent and the Shareholders' Representative, the average of the prices at which the Parent Stock last traded on each of the twenty trading days immediately preceding the date of such agreement, as such prices are reported on the Nasdaq National

                  Market, and (iii) in the case of a recovery hereunder where the Shareholders' Representative is deemed not to dispute the Parent Claim or the amount of the recovery because the Shareholders' Representative has not responded as provided in
                  Section 8.4.2, the average of the prices at which the Parent Stock last traded on each of the twenty trading days immediately preceding the date that is 45 days after the Shareholders' Representative and the Escrow Agent were given notice of such Parent Claim pursuant to Section 8.4.1 and the Escrow Agreement, as such prices are reported on the Nasdaq National Market.

                        (d) With respect to Parent Claims arising out of or
                  relating to Fraud Claims, only those Shareholders or Principals who are responsible for such Fraud Claims shall be liable for indemnification hereunder in excess of the Escrow Fund.

                        (e) No Parent Claims may be brought against the Escrow
                  Fund for any Tax imposed on or incurred by the Company as a result of an election made under Section 338(g) of the Code by Parent or its Affiliates with respect to the Merger. None of the Shareholders or the Principal shall have any liability arising out of or as a result of any Tax imposed on or incurred by the Company as a result of an election made under
                  Section 338(g) of the Code by Parent or its Affiliates with respect to the Merger.

            8.4   PROCESS OF INDEMNIFICATION FOR PARENT CLAIMS.

                  8.4.1 RECOVERY BY PARENT. In seeking to collect the amount of any Parent Claim that a member of the Parent Group has established and is entitled to indemnification for hereunder, Parent shall first give the Shareholders' Representative and the Escrow Agent written notice of such Parent Claim. Such notice shall contain a brief summary of the basis for the Parent Claim. If the Shareholders' Representative does not dispute the basis or amount of any Parent Claim within 45 days of receiving written notice thereof, Parent shall have the right promptly to recover indemnity as and to the extent provided herein. If the Shareholders' Representative disagrees with the basis of the Parent Claim or the amount of damages caused thereby, then within 45 days of receiving written notice thereof, the Shareholders' Representative shall give notice to Parent of such disagreement and, in that case, Parent shall have no right to recover indemnity hereunder until such time, if at all, as (a) an arbitrator has issued a decision from an arbitration proceeding completed pursuant to the Escrow Agreement (subject to the limitations contained in Article 8) or (b) Parent and the Shareholders' Representative agree in writing to the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so agreed.

                  8.4.2 THIRD-PARTY PARENT CLAIMS. Parent agrees to notify the Shareholders' Representative promptly of any Parent Claims asserted by third parties that, in the opinion of Parent, are reasonably likely to give rise to indemnification hereunder ("Third-Party Parent Claims"). Parent shall permit the indemnifying party or parties to assume the defense of any such Third-Party Parent Claim, provided that counsel for the indemnifying parties, who shall conduct the defense of such Third-Party Parent Claim, shall be subject to the approval of Parent (whose approval shall not be unreasonably withheld). Parent may participate in such defense at its own expense; provided, however, that the indemnifying parties shall pay such expense if Parent shall have reasonably concluded that there is a substantial probability of a conflict between the positions of the indemnifying parties and Parent in conducting the defense of any such Third-Party Parent Claim or that there may be legal defenses available to it that are different from or additional to those available to the indemnifying parties. Parent agrees that it will not settle any Third-Party Parent Claims without the consent of the Shareholders' Representative, which consent shall not be unreasonably withheld or delayed. Parent further agrees that if the Shareholders' Representative wishes to enter into a settlement with respect to a Third-Party Parent Claim on terms reasonably acceptable to Parent, Parent will cooperate in such settlement, provided that such settlement includes, as an unconditional term thereof, the giving by the third party to Parent of a release from all liability in respect of such Third-Party Parent Claim.

                                    ARTICLE 9

                                  MISCELLANEOUS

            9.1 AMENDMENTS AND SUPPLEMENTS. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by Parent, the Company, the Principal and the Shareholders' Representative.

            9.2 WAIVER. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

            9.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. The parties agree to submit to the exclusive jurisdiction of any state or federal court located in The Commonwealth of Massachusetts with respect to any dispute that arises under this Agreement or in connection with the transactions contemplated hereby.

            9.4 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

            TO PARENT OR MERGER SUB:

                  MRO Software, Inc.
                  100 Crosby Drive
                  Bedford, Massachusetts  01730
                  Facsimile:  (781) 280-2206
                  Attn:  Craig Newfield, Esq.

            With a copy to:

                  Robert W. Sweet, Jr., Esq.
                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Facsimile:  (617) 832-7000

            TO THE COMPANY:

                  MainControl, Inc.
                  7900 Westpark Drive, Suite T500
                  McLean, Virginia 22102
                  Facsimile:  (703) 749-7980
                  Attn:  Alex Pinchev

            If the notice is prior to the Closing, with a copy to:

                  Steven M. Kaufman, Esq.
                  Hogan & Hartson L.L.P.
                  555 13th Street, N.W.
                  Washington, D.C. 20008
                  Facsimile: (202) 637-5910

            TO THE PRINCIPAL:

                  Mr. Alex Pinchev
                  1119 Waverly Way
                  McLean, Virginia  22101
                  Facsimile: (703) 790-9781

            TO THE SHAREHOLDERS' REPRESENTATIVE:

                  Mr. Shai Beilis
                  Chairman
                  Formula Ventures
                  11 Galgalei Haplada
                  P.O. 2072
                  Herzliya 46120 Israel
                  Facsimile: 011-972-9-960-1818

            9.5 ENTIRE AGREEMENT. This Agreement and the letter agreement referenced in Section 5.2 and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each party hereto acknowledges that, in entering into this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements, certificates and other documents among or between the parties contemplated by or referred to herein.

            9.6 BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto and members of the Parent Group (and such parties' and members' respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto, except that certain rights and obligations of Merger Sub and the Company may be assigned and delegated to the Surviving Corporation as a result of the Merger without any further consent hereunder.

            9.7 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

            9.8 PREVAILING PARTY. In the event a party hereto (a "Charging Party") brings a claim in litigation against another party hereto (a "Defending Party") relating to or arising out of this Agreement, and a court of competent jurisdiction issues a final, non-appealable order specifying that the Charging Party has not prevailed on any part of such claim, then the Charging Party shall pay to the Defending Party the reasonable costs and expenses (including reasonable attorneys' fees and disbursements) of the Defending Party in defending such claim.

            9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.



                                    * * * * *

            IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as an agreement under seal as of the date first above written.

                                       MRO SOFTWARE, INC.


                                       By: _____________________________________
                                           Title:


                                       CAPRI ACQUISITION CORP.


                                       By: _____________________________________
                                           Title:


                                       MAINCONTROL, INC.


                                       By: _____________________________________
                                           Alex Pinchev, Chief Executive Officer


                                           _____________________________________
                                           Alex Pinchev




The undersigned hereby acknowledge their appointment as the Shareholders' Representative hereunder and their willingness to fulfill the duties of the Shareholders' Representatives as contemplated by this Agreement.



                                           _____________________________________
                                           Shai Beilis

                                LIST OF EXHIBITS



EXHIBIT                 DESCRIPTION
-------                 -----------

  A                     Form of Certificate of Merger
  B                     Form of Escrow Agreement
  C                     Form of Registration Agreement
  D                     Form of Transaction Bonus Agreement